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                                                                    EXHIBIT 4(l)


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                             TRANSCO ENERGY COMPANY



                          THE WILLIAMS COMPANIES, INC.


                                      and


                              THE BANK OF NEW YORK


                                    Trustee


                                  -----------

                          FIFTH SUPPLEMENTAL INDENTURE


                            Dated as of May 1, 1995


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                   Supplementing the Indenture dated as of
                          May 1, 1990, as amended
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                          FIFTH SUPPLEMENTAL INDENTURE

                  FIFTH SUPPLEMENTAL INDENTURE (the "Fifth Supplemental Indenture"), dated as of May 1, 1995, by and among Transco Energy Company, a Delaware corporation ("Transco"), The Williams Companies, Inc., a Delaware corporation ("Williams"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

                                  WITNESSETH:

                  WHEREAS, Transco and the Trustee have entered into an Indenture dated as of May 1, 1990 (as amended by a First Supplemental Indenture dated as of June 20, 1990, a Second Supplemental Indenture dated as of November 29, 1990, a Third Supplemental Indenture dated as of April 23, 1991 and a Fourth Supplemental Indenture dated as of August 22, 1991, the "Indenture"), pursuant to which Indenture Transco has issued certain 9 5/8% Notes due 2000, 9 7/8% Debentures due 2020, 9 1/2% Notes due 1995, 9 1/8% Notes due 1998 and 9 3/8% Notes due 2001 (collectively, the "Notes"); and

                  WHEREAS, Williams desires to assume, pursuant hereto and effective as of the date hereof, all of Transco's obligations in respect of the Notes in connection with the transfer (the "Transfer") of certain of Transco's assets to Williams following the merger of WC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Williams ("Sub"), with and into Transco pursuant to an Agreement and Plan of Merger dated as of December 12, 1994 by and among Transco, Williams and Sub; and

                  WHEREAS, pursuant to the Transfer, Transco will assign and transfer to Williams all of the outstanding capital stock of Texas Gas Transmission Corporation, Transcontinental Gas Pipe Line Corporation, Transco Gas Marketing Company and Transco Coal Company, each a Delaware corporation and a wholly-owned subsidiary of Transco, such subsidiaries constituting the properties and assets of Transco substantially as an entirety; and

                  WHEREAS, Article Thirteen of the Indenture requires, in the event of a transfer of Transco's properties and assets substantially as an entirety, that the successor to such assets expressly assume, by supple-
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         mental indenture, certain of Transco's obligations in respect of the
         Notes.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transco, Williams, and the Trustee hereby agree as follows:

                  Section 1. Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

                  Section 2. Assumption of Certain Obligations.

                       (a) Williams hereby expressly assumes (i) the due and punctual payment of the principal of, premium, if any, on, interest on, and any Additional Amounts payable under Section 6.09 of the Indenture in respect of, the Notes and (ii) the performance of all of the covenants provided for in the Indenture to be performed or observed by Transco.

                       (b) Transco and the Trustee hereby acknowledge that Williams shall succeed to, and be substituted for, and may exercise every right and power of, Transco under the Indenture with the same effect as if Williams had been named therein.

                  Section 3. Effect of Fifth Supplemental Indenture. From and after the execution and delivery of this Fifth Supplemental Indenture, the Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken and construed as one and the same instrument.

                  Section 4. Notice. Any notice or communication by the Trustee to Williams is duly given if in writing and delivered in person or by express mail service to the address set forth below:

                          The Williams Companies, Inc.
                          One Williams Center
                          Tulsa, Oklahoma 74172


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                          Attention:  General Counsel

                     Section 5. Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

                     Section 6.  Counterparts. This Fifth Supplemental
         Indenture may be executed in any number of counterparts, each of which; when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.





























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                  IN WITNESS WHEREOF, each of Transco, Williams and the Trustee has caused this Fifth Supplemental Indenture to be executed on its behalf by its duly authorized officer and has caused its official seal to be impressed hereon and attested by one of its duly authorized officers, all as of the day and year first above written.


         [SEAL]                                 TRANSCO ENERGY COMPANY

         Attest



         /s/ BOBBY E. POTTS                     By: /s/ JACK D. MCCARTHY
         --------------------------             --------------------------
         Name: Bobby E. Potts                   Name: Jack D. McCarthy
         Title: Assistant Secretary             Title: Vice-President



         [SEAL]                                 THE WILLIAMS COMPANIES, INC.

         Attest



         /s/ BOBBY E. POTTS                     By: /s/ JACK D. MCCARTHY
         --------------------------             --------------------------
         Name: Bobby E. Potts                   Name: Jack D. McCarthy
         Title: Assistant Secretary             Title: Senior Vice-President
                                                       Finance and Chief
                                                       Financial Officer

         [SEAL]                                 THE BANK OF NEW YORK, AS TRUSTEE

         Attest






                                                By:/s/ ROBERT F. MCINTYRE
                                                --------------------------
         /s/ MARIE E. TRIMBOLI                  Name: Robert F. McIntyre
         --------------------------             Title: Assistant Vice President
         Name: Marie E. Trimboli
         Title: Assistant Treasurer








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